EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                                        THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                      2001            2000
                                                                  ----------       ----------
Basic income per common share:
  Net Income                                                      $  574,352          274,020

  Weighted average common shares outstanding                       2,747,512        2,720,089

  Basic income per common share                                       $ 0.21             0.10

Dilutive income per common share:
  Net Income                                                        $574,352          274,020

  Weighted average common shares outstanding                       2,747,512        2,720,089
  Dilutive effect of stock options                                    68,556          106,477
                                                                  ----------       ----------
  Total shares                                                     2,816,068        2,826,566

  Dilutive income per common share                                    $ 0.20             0.10